SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as
[X] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )
[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             FEDERAL SCREW WORKS
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                             FEDERAL SCREW WORKS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

     Notice is Hereby Given, that the Annual Meeting of Shareholders of FEDERAL SCREW WORKS, a Michigan corporation, will be held at the offices of the Company, 535 Griswold, Ste. 2400, Detroit, Michigan 48226, on THURSDAY, OCTOBER 23, 1997 at 10:00 a.m. (Detroit time), for the following purposes:

      1. To elect two directors for a term of three years and until their successors shall be duly elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business September 2, 1997 are entitled to notice of and to vote with respect to this solicitation.

                                By Order of the Board of Directors,

                                   FEDERAL SCREW WORKS

                                   W. T. ZurSchmiede, Jr., Secretary

                                   Principal executive office:
                                   535 Griswold, Ste. 2400
                                   Detroit, Michigan 48226-3602

Detroit, Michigan
September 26, 1997

                   PLEASE FILL IN, SIGN AND MAIL PROMPTLY THE
                     ACCOMPANYING PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT
                                      For
                         ANNUAL MEETING OF SHAREHOLDERS

     This statement is furnished in connection with the solicitation of Proxies being made by the Board of Directors of Federal Screw Works (hereinafter designated the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on THURSDAY, OCTOBER 23, 1997 and at any adjournment or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at the principal executive offices of the Company, 535 Griswold, Ste. 2400, Detroit, Michigan 48226.

     The Company has only one class of securities, consisting at the close of business on September 2, 1997 of 1,086,512 issued and outstanding shares of common stock of the par value of $1.00 per share. Each of the 1,086,512 shares is entitled to one vote at the Shareholders' meeting. The common stock transfer books will not be closed, but only Shareholders of record as of the close of business September 2, 1997 are entitled to receive notice of and to vote with respect to this solicitation. The approximate date on which the proxy statement and form of proxy are to be first sent or given to security holders is September 26, 1997.

     Execution and return of a Proxy will not in any way affect a Shareholder's right to attend the meeting and to vote in person, and a Shareholder giving a Proxy has the power to revoke it at any time before it is exercised. Properly executed Proxies in the accompanying form, received in due time, and not previously revoked, will be voted at the meeting, or any adjournment of the meeting, as specified in the meeting.

Election of Directors

     The Company's Articles of Incorporation and Bylaws provide that the number of Directors, as determined from time to time by the Board of Directors, may be increased or decreased, but not to less than three. The Board of Directors previously set the number of Directors at seven. On June 15, 1997, John J. Slavin, a valued Director of the Company since 1965, passed away. At its meeting of August 15, 1997, the Board of Directors reduced the number of Directors to six. The Board of Directors will continue to be divided into three classes, with each class consisting of two Directors. At the 1997 Annual Meeting two Directors will be elected for a three-year term and in each case until their successors are elected and qualified. The nominees are two present Directors of the Company whose terms expire at the meeting. Other Directors whose terms have not expired will continue in office in accordance with their previous elections. The favorable vote of at least two-thirds (2/3) of the issued and outstanding shares of common stock will be required to elect Directors. An abstention by a Shareholder or a Broker non-vote has the effect of a negative vote. Votes cast are counted by two Inspectors of Election, one of which is the State Street Bank & Trust Co., the Company's Stock Transfer Agent. Management has nominated for election the persons named in the following table, which sets forth certain information as to each of the nominees and each Director whose term will continue after the Annual Meeting. The persons named in the enclosed form of Proxy will vote such Proxy for the election of the nominees described in the following table. Although management does not contemplate that any of the nominees will be unable to serve, in the event that any nominee is unable to serve as Director at the date of the Annual Meeting, the Proxy will be voted for any other nominee who may be designated by the present Board of Directors, or the Board of Directors may appropriately reduce the number of Directors to be elected and to comprise the Board. The names of such nominees, and of the Directors who will continue as such for their respective terms, their principal occupations and the year in which each first became a member of the Board of Directors of the Company are as follows:


  Name and Principal                                      Term    Director
      Occupation                                        Expires     Since
 ------------------                                    -------    --------

Nominees standing for election to term expiring in 2000:

Hugh G. Harness*
    Business Consultant. President of the Company,
    1985 through Jan. 1994. Executive Vice President,
    1982 to 1985. Senior Vice President--Corporate
    Development, 1976 to 1982. Vice
    President--Corporate Development, 1975 to 1976.
    Member of Harness, Dickey and Pierce law firm,
    Patent Counsel to the Company, 1954 to 1975. Age
    66. .............................................     1997      1965
Thomas ZurSchmiede*
    President of the Company, Feb. 1994. Vice
    President--Big Rapids Division, 1988-1994; Vice
    President--Corporate Development, 1984-1988;
    Director of Corporate Development, 1983 to 1984;
    General Manager, Votrax Division of the Company,
    1983; Assistant to the President of the Company,
    1981 to 1983. Age 46. ...........................     1997      1984

Directors continuing in office for their respective terms:

Dr. Thomas W. Butler, Jr.+
    President, Thomas W. Butler & Associates, Inc.,
    business consultants. Vice President, The Genlyte
    Group, 1985 to 1987, manufacturer of lighting
    systems. Dean, School of Engineering and Computer
    Science, Oakland University, Rochester, Michigan,
    1984 to 1985. Vice President, Engineering and
    Research, AMF Inc., manufacturers of leisure and
    industrial products, 1974 to 1984. Age 74. ......     1999      1978
F. D. Tennent+
    Business Consultant. Senior Vice President--
    Finance & Secretary of the Company, 1976 to 1986.
    Treasurer, 1983 to 1986. Vice President--Finance,
    Secretary-Treasurer of the Company, 1969 to 1976.
    Age 71. .........................................     1998      1978
Robert F. ZurSchmiede*
    Vice President--Romulus Divisions, since 1986.
    Vice President and General Manager of the Romulus
    Division, 1984 to 1986; Assistant General Manager
    of the Romulus Division, 1983 to 1984; Assistant
    Manufacturing Manager, Romulus Division, 1982 to
    1983; Sales Representative for the Company, 1981
    to 1982; Inventory Control Supervisor, Detroit
    and Romulus Divisions, 1979 to 1981; Production
    Foreman Big Rapids and Detroit Divisions, 1979.
    Age 44. .........................................     1999      1984
W. T. ZurSchmiede, Jr.*
    Chairman of the Board & Chief Executive Officer
    since 1978; Chief Financial Officer, Secretary
    and Treasurer, since 1988. President of the
    Company and Chief Executive Officer, 1970 to
    1978. Age 71. ...................................     1998      1959

* Member of Executive Committee of the Company's Board of Directors. + Member of Audit Committee of the Company's Board of Directors.

Director's Remuneration and Committees of the Board

     Directors who are also employees of the Company receive no compensation in addition to their salaries and benefits received as employees. Directors who are not employees of the Company are paid a retainer fee of $4,500 quarterly for all services as a Director. In addition, the Chairman of the Audit Committee receives an additional $750 quarterly and the Chairman of the Salary Compensation Committee receives an additional $750 quarterly. The Company has entered into an agreement with each Director under which the Company confirms to the Director the indemnification provided for directors under the Michigan Business Corporation Act. These agreements also require the Company to secure its indemnification obligations by bank letters of credit, trusts or other arrangements.

     To attract, retain and motivate service on the Company's Board of Directors, the Company has a retirement plan for Directors who are not also employees of the Company. A Director who has served at least five years on the Board of Directors is entitled to a retirement benefit beginning as of the first day of the fiscal quarter following the date of termination of his or her directorship. The benefit will be paid quarterly for a period of time equal to the years of Board service of the Director, but not to exceed fifteen years (10 years if the recipient is not the Director or his spouse). Each payment will be in the amount of the quarterly base retainer fee being paid to the Director at the time of his or her termination as a Director or $4,500, whichever is greater. Directors who are former employees of the Company but who have at least one year of service on the Board as a non-employee of the Company will be entitled to the same benefits as if all of their Board service had been as a non-employee. The plan is funded pursuant to the terms of a so-called Rabbi trust created September 13, 1995. The trust is irrevocable, but in the event all benefits payable under the plan have been paid, all amounts remaining in the trust would be returned to the Company. In the event of the insolvency (as defined in the trust agreement) of the Company, all amounts held in trust would be subject to the claims of the Company's creditors.

     During the fiscal year ended June 30, 1997, the Board of Directors held six meetings. The Company has standing Audit, Salary Compensation, Finance and Restricted Stock Bonus Committees but does not have a standing Nominating Committee or any Committee performing similar functions.

     The Audit Committee, comprising Messrs. Tennent (Chairman), Butler (Vice Chairman), and Slavin held two meetings during the year. Generally, the Audit Committee recommends to the full Board the engagement or discharge of the independent public accountants to be appointed for the Company; reviews the proposed scope of the annual audit and the findings of the independent public accountants upon completion of the annual audit; reviews the independence of the public accountants and considers the range of their audit and non-audit fees; reviews with the independent public accountants and with appropriate corporate personnel the adequacy of internal procedures, and controls and monitors the Company's published policies on management integrity.

     The Finance Committee, comprising Messrs. ZurSchmiede, Jr. (Chairman), Harness and Tennent, held two meetings during the year. The Finance Committee studies and makes recommendations to the Board concerning fundamental financial policies of the Company with particular attention to the incurrence of material corporate debt and material capital expenditures.

     The Salary Compensation Committee comprising Messrs. Tennent (Chairman), Butler (Vice Chairman), Slavin, and ZurSchmiede, Jr., held three meetings during the year. The Committee recommends the salaries of all elected officers, including bonuses, and is responsible for the continuing study of executive compensation, so that the Company may remain competitive in that regard.

     The Restricted Stock Bonus Committee, comprising Board members who are not employees of the Company and who are not eligible for any stock award pursuant to the Company's Restricted Stock Bonus Plan (Messrs. Tennent, Chairman, Butler, and Slavin) administers the Company's Restricted Stock Bonus Plan. The Committee recommends the persons who are to receive such awards, the form and amount of awards to be made to each person and the conditions under which awards are restricted. The Restricted Stock Bonus Committee did not meet during the year.

                         Compensation Committee Report

     The Salary Compensation Committee of the Board of Directors ("the Committee") was composed of four senior members of the Board until Mr. Slavin's death. Three members of the Board now compose the Committee. It is the primary responsibility of the Committee to monitor the Company's compensation policies and programs. The Committee recommends to the full Board the salaries of all elected officers, the allocation of any cash bonus fund among elected officers and the criteria applicable to the accrual of the cash bonus fund. The Committee is responsible for the continuing study of executive compensation generally, so that the Company may remain competitive in that regard, and in doing so engages and consults outside compensation specialists. The two non-officer members of the Committee also comprise the Restricted Stock Bonus Committee which recommends persons to receive restricted stock awards, the form and amount of awards to be made, and the conditions under which awards are restricted.

Executive Compensation Policy

     The base salaries of the executive officers of the Company are based on the Company's performance and each executive's contribution to the operational success of the Company as a whole, particularly in view of the very demanding conditions in the automotive industry. There had been no increases in base salaries since fiscal 1994 until fiscal 1997 when the Committee, based on the Company's operating results, recommended a five percent increase in such base salaries, which became effective February 1, 1997. The Compensation Committee will continue its evaluation of each executive's performance under the Company's highly competitive circumstances, as well as the Company's performance, including improving production efficiencies with emphasis on quality and parts requiring high technology. While the Compensation Committee takes into consideration the factors mentioned above, the Committee does rely to a large degree upon subjective (rather than objective) standards and evaluations to determine executive compensation.

     The Compensation Committee will continue to emphasize the Company's long-term performance and increases in shareholder value, will support a bonus incentive program based on the financial performance of the Company, and will offer meaningful and competitive retirement and supplemental benefits that are consistent with the Company's objective of rewarding and retaining key employees.

     The Cash Bonus Plan described in footnote (1) to the Summary
Compensation Table on page 7 was adopted in 1989, and is similar to a plan in place for many years prior to 1989. Bonuses awarded under the Plan are discretionary. The Plan is structured in such a way that no bonus amount is accrued in any fiscal year unless earnings exceed a base amount equal to eight percent of beginning of the year shareholders' equity.

CEO Compensation

     The compensation of the Chief Executive Officer is fixed by the full Board of Directors (other than the CEO), after considering recommendations of the Compensation Committee. The Committee reviews the performance of the CEO and makes recommendations consistent with the objectives, performance, and results mentioned above. The Committee engages and consults with outside compensation consultants, and considers overall competitive compensation arrangements of other automotive industry suppliers as well as a broad range of companies, some of which may not be comparable to the Company for Performance Graph purposes. However, because of the extremely competitive automotive markets served by the Company, the Committee does not specifically link remuneration of the CEO solely to quantitative measures of performance.

     In determining the CEO's compensation, the Committee further considers the Company's improvement, on an operating basis, of its financial position, improvement in its financial structure, and improvement in shareholder value. As with the other executives, factors considered by the Committee in recommending the CEO's compensation to the full Board are generally subjective.

     Under the Long Term Incentive Plan described in the Company's 1995 Proxy Statement, a bonus would be due to the CEO only if certain specified performance goals were met by the Company for the fiscal years 1995 and 1996. These goals were not successfully met, primarily due to strikes in one of the Company's divisions and at one of the Company's major customers. No bonus was paid out under the Plan.

     The Committee has continued its study of CEO incentive programs and has employed extensive use of outside compensation specialists in this regard. Based on this review, the Committee recommended to the Board that the Long Term Incentive Plan be extended for the fiscal years 1997 and 1998 and be renamed the CEO Intermediate Term Bonus Plan. Factors considered in reaching this position include the Company's continued marked improvement, total return to shareholders relative to the Company's industry, and the stock market generally. The Committee noted that, as evidenced by the zero payout under the prior CEO plan, due to the sales growth threshold being narrowly missed, the Company has demonstrated that the program provides "at-risk" incentives tied to meaningful performance goals. The Committee concluded that a new rolling two-year incentive plan for the CEO is desirable to remain competitive with current market practices. Mr. ZurSchmiede, Jr. did not take part nor become involved in these studies or conclusions. The Board of Directors (not including the CEO) subsequently adopted the plan.

     The Intermediate Term Bonus Plan is intended to provide the CEO with an incentive tied to the sustained improvement in Company financial performance. The amount earned under the plan will be based on the Company meeting or exceeding prescribed goals in revenue growth and return on equity (ROE) for fiscal years 1997 and 1998. The threshold goals in revenue growth and return on equity for fiscal 1997 and 1998 are 8 percent average annual growth in revenue (5.68 percent being the average annual growth for fiscal years 1988 to 1996, inclusive) and 12 percent average return on equity (9.74 percent being the average return on equity for fiscal years 1988 to 1996, inclusive). The maximum levels are earned at 12 percent average annual growth in revenue and 16 percent average return on equity. Both thresholds must be met for any award to be earned. Additional information concerning the plan is contained in the section entitled CEO Intermediate Term Bonus Plan, below.

                                               Compensation Committee
                                               Thomas W. Butler, Jr.
                                               F. D. Tennent
                                               W. T. ZurSchmiede, Jr.

Compensation Committee Interlocks and Insider Participation

     One Member of the Committee, W.T. ZurSchmiede, Jr. is an officer of the Company; the Committee Chairman, F.D. Tennent is a former officer; John J. Slavin, now deceased, was Of Counsel to Dykema Gossett PLLC, which regularly provides legal services to the Company. There are no "interlocks" as defined by the Securities and Exchange Commission.

                        CEO Intermediate Term Bonus Plan

      The following table sets forth information with respect to the CEO Intermediate Term Bonus Plan adopted by the Company's Board of Directors, which applies only to fiscal years 1997 and 1998.

                    INTERMEDIATE TERM BONUS PLAN -- ADOPTED
                              IN FISCAL YEAR 1997

                                                                                                 Estimated Future Payout
                                                                            Performance              Under Non-Stock
                                                            Number        or Other Period            Price-Based Plans
                                                          of Shares,           Until        --------------------------------
                                                        Units or Other      Maturation      Threshold    Target     Maximum
                         Name                               Rights           or Payout         ($)         ($)        ($)
                         ----                           --------------    --------------    ---------    ------     -------

W. T. ZurSchmiede, Jr. ..............................         (1)        FY 1997 and 1998    $90,500     $181,000   $271,500

(1) The CEO Intermediate Term Bonus Plan payment depends on the average annual return on equity and average annual revenue (net sales) growth for the fiscal years 1997 and 1998. No amount will be paid unless the average return on equity equals or exceeds 12 percent and the average revenue growth equals or exceeds 8 percent. If both thresholds are met or exceeded, the Plan payment will equal (1) $90,500 plus (2) $22,625 multiplied by the sum of (a) the percentage by which average return on equity exceeds 12 percent (up to a maximum of four percentage points) plus (b) the percentage by which average revenue growth exceeds 8 percent (up to a maximum of four percentage points). The target average return on equity equals 14 percent and the target average revenue growth equals 10 percent. Maximum payout is earned if average return on equity is at least 16 percent and average revenue growth is at least 12 percent.

    Return on equity is defined as net earnings for the year divided by stockholders' equity as of the beginning of the year. Revenue equals net sales. Average return on equity is the simple average of the return on equity for each of fiscal years 1997 and 1998. Average revenue growth will be the simple average of the percentage growth from the prior year for each of the two years. All calculations will be based on the figures reported to shareholders in each year's annual report. There will be no adjustments for extraordinary or nonrecurring items. All calculations will be rounded to the nearest two decimal points.

                             Executive Compensation

      The following table sets forth information with respect to the compensation paid by the Company during the Company's last three fiscal years to (i) the Chief Executive Officer of the Company and (ii) each of the four highest compensated executive Officers of the Company whose compensation exceeded $100,000.

                           Summary Compensation Table


                                                                                               Long-Term
                                                                                              Compensation
                                                              Annual Compensation                Awards
                                                     -------------------------------------    ------------
                                                                                               Restricted
                                                                             Other Annual        Stock            All Other
  Name and Principal Position                Year    Salary    Bonus (1)   Compensation (2)    Awards (3)      Compensation (4)
  ---------------------------                ----    ------    ---------   ----------------    ----------      ----------------
W. T. ZurSchmiede, Jr. .................     1997    $301,250   $275,000        $42,200             0           $14,857
  Chairman of the Board and                  1996     295,000    181,000         42,200             0            13,575
  Chief Executive Officer,                   1995     295,000    320,000         32,900             0            11,993
  Chief Financial Officer,
  Secretary and Treasurer

Thomas ZurSchmiede .....................     1997     296,250    275,000         43,160             0            30,177
  President and C.O.O.                       1996     290,000    181,000              0             0            27,648
                                             1995     290,000    180,000         43,200             0            11,040

Robert F. ZurSchmiede ..................     1997     245,000    275,000         39,150             0            21,891
  Vice President --                          1996     240,000    181,000              0             0            19,507
  Romulus Divisions                          1995     240,000    180,000         39,000             0             8,300

J. M. O'Brien ..........................     1997     245,000    275,000         43,732             0            28,888
  Vice President --                          1996     240,000    181,000         43,732             0            26,123
  Sales and Marketing                        1995     240,000    180,000         43,600             0            11,657

Jeffrey M. Harness .....................     1997    214,585     216,000         33,327             0            13,423
  Vice President -- Chelsea                  1996    210,000     202,000         33,327             0            11,533
  and Brighton Divisions                     1995    210,000      80,000         34,600             0             3,551

----------------

(1) A Cash Bonus Plan, the eligible participants in which are the Officers of the Company, was adopted for the fiscal year ended June 30, 1989, and has been in effect each subsequent year. The bonus fund is subject to a discretionary award by the Board to those eligible participants recommended to the Board by the Salary Compensation Committee which receives a recommendation from the CEO and the President. Any accrued bonus fund not awarded may be carried forward for award in the current or subsequent years. Under the Plan no allocation is made to the bonus fund in any fiscal year in which pre-tax earnings fail to exceed a base amount equal to eight (8%) percent of beginning of the year shareholders' equity. In any year that pre-tax earnings exceed the base amount, an allocation is made to the bonus fund calculated as a percentage of pre-tax earnings, the percentage being equal to the sum of one percent (1%) plus .04 of one percent (1%) for each $10,000 that pre-tax earnings exceed the base amount. The maximum percentage allowable is 9-1/2%. For the fiscal year ended June 30, 1997, the base amount was $2,712,063, the percentage allowance was 9-1/2% and the fund allocation was $1,316,000 all of which was awarded by the Board. The Plan has been continued for the fiscal year to be ended June 30, 1998, with the base amount of pre-tax earnings required for allocation being increased to $3,206,422 as a result of a $6,179,494 increase in shareholders' equity. Pre-tax earnings is defined to exclude the effect of FAS 106.

(2) The amount shown for each officer in 1997 includes special payments to assist them in obtaining life insurance in lieu of the Company undertaking such expense directly, and gross-up payments for tax liabilities on such insurance premium payments, at each officer's effective tax rate, as follows: W. T. ZurSchmiede, Jr., $22,385 (premium), $19,815 (tax liability gross-up); J. M. O'Brien, $23,200 and $20,532; Jeffrey M. Harness, $18,180 and $15,147; Thomas ZurSchmiede, $23,370 and $19,790; Robert F. ZurSchmiede, $21,590 and $17,560.


                                      7



(3) Subject to the contingencies of death or retirement under the Company's Salaried Employees' Retirement Plan, the Restricted Stock Bonus Plans require that each Participant "earn out" awarded shares over a period which extends to the earlier of ten years or the Participant's normal retirement date. During the period of restriction, the certificates representing the shares are deposited with the Company. The dividend paid to shareholders of the Company is paid on these shares. At June 30, 1997, the aggregate number and market value (at the then amount of $47.00/share) of unvested restricted shares of Company common stock held by each of the named executive Officers were: W. T. ZurSchmiede, Jr., 2,800 shares valued at $131,600; Robert F. ZurSchmiede, 2,800 shares valued at $131,600; Thomas ZurSchmiede, 2,800 shares valued at $131,600;
    J. M. O'Brien, 2,800 shares valued at $131,600; and Jeffrey M. Harness, 2,000 shares valued at $94,000. No restricted stock awards were made in the 1995, 1996, or 1997 fiscal years.

(4) The amounts shown consist of the Company-paid portion of the premiums on additional term life insurance, and cash payments, including tax liabilities, to compensate each officer for the reduction in the Company's Salaried Pension Plan contribution for 1997 due to certain Internal Revenue Service regulations, as follows: W. T. ZurSchmiede, Jr., $14,857 (term insurance); Thomas ZurSchmiede, $3,090 (term insurance) and $27,087 (pension reduction and related tax-liability compensation); Robert F. ZurSchmiede, $2,067 and $19,824; J. M. O'Brien, $2,581 and $26,307; Jeffrey M. Harness, $1,450 and $11,973.


Comparative Performance Graph

     The graph below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group over the same period (assuming initial investment of $100 in the Company's common stock, the S&P 500 Index and the Peer Group, and reinvestment of all dividends).

                       COMPARISON OF 5 YEAR TOTAL RETURN
               FEDERAL SCREW WORKS, S&P 500 INDEX & A PEER GROUP






                                                         1992   1993   1994   1995   1996   1997
                                                         ----   ----   ----   ----   ----   ----
Federal Screw Works .................................    $100   $118   $135   $186   $228   $429
S&P 500 Index .......................................    $100   $113   $115   $145   $183   $246
Peer Group ..........................................    $100   $105   $105   $111   $173   $243


(1) The Peer Group for the graph shown above includes Chicago Rivet & Machine Co., Penn Engineering & Manufacturing Corp., SPS Technologies, SPX Corp., Simpson Industries, Inc., Park Ohio Industries, Inc., and Hastings Mfg. Co.

    In determining the Peer Group, the Company selected primarily automotive suppliers, companies which may be considered generally comparable in size or larger, with similar labor markets, are direct or partial competitors to the Company, are primarily metal working companies, and have a steady record of earnings. The index is weighted based upon the beginning of period market capitalization values.

Security Ownership of Certain Beneficial Owners

     The following table sets forth, as of September 2, 1997, information with respect to beneficial ownership of the Company's common shares by any shareholder known to the Company to beneficially own 5% or more of the Company's outstanding common shares.

                   Name and Address                        Amount and Nature       Percent
                 of Beneficial Owner                    of Beneficial Ownership   of Class
                 -------------------                    -----------------------   --------
Dimensional Fund Advisors Inc.          (1)                     73,500              6.76%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

FMR Corp.                               (2)                    108,800             10.01%
82 Devonshire Street
Boston, Massachusetts 02109-3614

Robert F. ZurSchmiede                   (3)                     81,664              7.5 %

Hugh G. Harness                         (3)                    105,522              9.7 %

W.T. ZurSchmiede, Jr.                   (3)                    132,726             12.2 %

Thomas ZurSchmiede                      (3)                     70,078              6.4 %

----------------
(1) On September 3, 1997, the Company received confirmation of their holding as of September 2, 1997 from Dimensional Fund Advisors Inc.

(2) On September 5, 1997, the Company received confirmation of their holding as of September 2, 1997 from FMR Corp.

(3) The Company's mailing address may be used. The Nature of Beneficial Ownership is set forth under Security Ownership of Management.


Security Ownership of Management

      The following table sets forth the number of shares of the Company's common stock beneficially owned as of September 2, 1997 by each director, each officer named in the Summary Compensation Table, and all directors and executive officers as a group.


                                                           Amount and Nature
                                                        of Beneficial Ownership    Percent
                                                        as of September 2, 1997   of Class
                                                        -----------------------   --------
Directors and Executive Officers who are Directors:
                                                                                    less
                                                                                    than
  Dr. Thomas W. Butler, Jr. .........................             1,000              1%
  Hugh G. Harness ...................................           105,522(1)          9.7%

                                                                                    less
                                                                                    than
  F. D. Tennent .....................................             1,000              1%
  W. T. ZurSchmiede, Jr. ............................           132,726(2)          12.2%
  Thomas ZurSchmiede ................................            70,078(3)          6.4%
  Robert F. ZurSchmiede .............................            81,664(4)          7.5%

Executive Officers who are not Directors:

  J. M. O'Brien .....................................            28,200             2.6%
    Vice President-Sales and Marketing since 1986;
    Vice President- General Sales Manager, 1984 to
    1986; General Sales Manager, 1982 to 1984;
    Sabbatical at Stanford University Business
    School, 1981 to 1982; Sales Representative, 1975
    to 1981.
  Jeffrey M. Harness ................................            29,558             2.7%
    Vice President and General Manager-Chelsea
    Division and Brighton Division since 1994; Vice
    President and General Manager-Chelsea Division,
    1992 to 1994; General Manager-Chelsea Division,
    1985 to 1992; Sales Manager-Chelsea Division,
    1984 to 1985; Sales Representative, 1982 to 1984;
    Management Trainee, 1981 to 1982; Chelsea
    Division Junior Buyer, 1980 to 1981.
All Directors and Officers of the Company as a group.           438,348             40.3%

----------------
(1) Includes 29,628 shares as to which Mr. Harness has sole voting and investment power. Also includes 41,876 shares owned by Mr. Harness' wife, 22,118 shares owned by his children and 1,000 shares owned by his mother, the beneficial ownership of which may be attributable to Mr. Harness and 6,600 shares owned by the W. T. ZurSchmiede, Sr. Foundation of which Mr. and Mrs. Harness and Mr. ZurSchmiede, Jr. comprise the three Trustees. Mr. Harness disclaims beneficial ownership of all but 29,628 shares owned by him and 4,300 shares owned jointly with Mrs. Harness. 6,600 of the shares attributed to Mr. Harness are also attributed to Mr. ZurSchmiede, Jr., who shares the related voting and investment power. Mr. Harness is Mr. ZurSchmiede, Jr.'s brother-in-law. The elimination of duplicate holdings reduces the percent of class to 9.1%.

(2) Includes 11,750 shares as to which Mr. ZurSchmiede has sole voting and investment power. Also includes 114,376 shares owned by Mr. ZurSchmiede's daughters and their spouses, individually and as custodian for grandchildren, and 6,600 shares owned by the W. T. ZurSchmiede, Sr. Foundation, of which he is a Trustee, the beneficial ownership of all of which may be attributable to Mr. ZurSchmiede. Mr. ZurSchmiede disclaims beneficial ownership of all but 11,750 shares owned by him. 6,600 of the shares attributed to Mr. ZurSchmiede are also attributed to Mr. Harness, who shares the related voting and investment power. The elimination of duplicate holdings reduces the percent of class to 11.6%.


                                     11



(3) Includes 65,278 shares as to which Mr. ZurSchmiede has sole voting and investment power. Also includes 4,800 shares held as co-trustee for a niece and nephews which shares are also attributable to Robert F. ZurSchmiede, who shares the related voting and investment powers. Mr. ZurSchmiede disclaims beneficial ownership of all but 65,278 shares owned by him. Mr. ZurSchmiede is a son of W. T. ZurSchmiede, Jr. The elimination of duplicate holdings reduces the percentage of class to 6%.

(4) Includes 76,864 shares as to which Mr. ZurSchmiede has sole voting and investment power. Also includes 4,800 shares held as co-trustee for a niece and nephews which shares are also attributable to Thomas ZurSchmiede, who shares the related voting and investment powers. Also includes 27,300 shares for which Mr. ZurSchmiede is custodian for his children, the beneficial ownership of which may be attributable to Mr. ZurSchmiede. Mr. ZurSchmiede disclaims beneficial ownership of all but 49,564 shares owned by him. Mr. ZurSchmiede is a son of W. T. ZurSchmiede, Jr. The elimination of duplicate holdings reduces the percentage of class to 7%.

Certain Relationships and Related Transactions

     Mr. Hugh G. Harness took early retirement as President and C.O.O. of the Company effective February 1, 1994. Mr. Harness agreed to perform consulting services for the Company for eight years with compensation for those services commencing in 1994 at $130,200 with annual reductions of $5,000 a year to $95,200 in 2001. Mr. Harness' retirement supplement reported in previous Proxy Statements as in the monthly amount of $3,333, was increased to $4,000, payable for 120 months, commencing at his retirement. Mr. Harness' participation in the Cash Bonus Plan, reported in prior Proxy Statements, was terminated. Restricted shares of Company stock unvested as of June 30, 1997 in the number of 1,400 shares valued at $65,800 will continue to vest in accordance with the vesting schedules provided for in the grants.

Restricted Stock Bonus Plans

     The Board of Directors adopted a Restricted Stock Bonus Plan in 1979, and an Employee Restricted Stock Bonus Plan in 1983, for allocation of restricted shares of the Company's common stock to officers and other employees of the Company in recognition of their past contributions, and to encourage their future contributions, to the profitability of the Company. Allocations of restricted shares to individual employees are recommended to the Board by the Restricted Stock Bonus Committee, taking into consideration evaluations by management. Among the factors considered by the Committee are improvement in earnings, the Company's performance in relation to others in its field of business, the results of the particular Division of the Company in which an individual is employed, the performance of individual employees and such other factors as the Committee may deem relevant. The Plan is administered by the Restricted Stock Bonus Committee of the Board, none of the members of which are employees of the Company or eligible to receive such awards. No bonus shares were awarded during fiscal 1997. See further note 3 to the Summary Compensation Table, page 7.

Retirement Supplement

     W. T. ZurSchmiede, Jr. in 1986 entered into an agreement with the Company pursuant to which he has earned out supplemental retirement benefits for 120 months after retirement by remaining in the Company's employ until age 65. The Company may terminate such payments if, at any time, the employee shall fail or refuse to provide advice and counsel to the Company when reasonably requested to do so. The monthly supplement provided for Mr. ZurSchmiede, Jr. is $4,166, the monthly disability is $3,332 and the death benefit is $333,000. Mr. ZurSchmiede Jr.'s supplement is fully funded by charges to operations in prior years.

Salaried Pension Plan

     The Company maintains a Salaried Pension Plan, which covers all salaried employees. The remuneration covered by the Plan is salary only. The approximate years of credited service for the officers named in the Summary Compensation Table are: W. T. ZurSchmiede, Jr., 30, Robert F. ZurSchmiede, 19, Thomas ZurSchmiede, 16; J. M. O'Brien, 22; Jeffrey M. Harness, 17. The maximum salary taken into account in calculating plan benefits is limited to $55,000, in order to comply with requirements of the Internal Revenue Code. Company contributions are computed on an actuarial basis which provides for fixed benefits in the event of retirement at a specific age or after a specified number of years of service. Contributions by the Company are, therefore, made to the Plan in the aggregate and the amount of the contribution, payment, or accrual in respect of a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Plan. The following table illustrates representative retirement benefits at the maximum levels for various service periods for employees under the Plan.


Average Salary During
The Final
Ten Years                            Annual Normal Retirement Benefits
of Service                        For Years of Credited Service Indicated(1)
----------                        ------------------------------------------
                                     15         20          25         30
                                     --         --          --         --

     $55,000.............           $15,675    $20,900    $26,125    $26,125

----------------
(1) Payable on a Life and 10 Year Certain basis. Life Only Option is not available under the Plan. For married participants, however, the form of benefit payment is the qualified 50% or 100% Joint and Survivor Annuity, unless another form is elected. Benefits are increased actuarially for late retirement. The benefit amounts set forth are not subject to any reduction for Social Security benefits.

    The amount payable to Plan participants may not be less than their June 30, 1995 accrued benefit. The estimated annual accrued benefits effective as of June 30, 1995 are: Jeffrey M. Harness, $15,576; J. M. O'Brien, $26,244; Robert ZurSchmiede, $22,800; Thomas ZurSchmiede, $21,492. W. T. ZurSchmiede, Jr. elected to receive his plan benefit in a single lump sum payment on July 1, 1995.


401K Savings Plan

     The Company adopted, effective September 1, 1993, a 401(k) tax deferred savings plan. This plan is available to all eligible employees, including employees who are participants in the plan in accordance with their union contract. The plan is non-contributory, that is, the Company does not match any portion of the employees' contributions. The Company does, however, bear the costs of administering the plan, which are expected to be about $12,500 per year. Employees may contribute up to 20% of their annual compensation, but not more than the maximum amount permitted under the Internal Revenue Code. Comerica Bank is the Trustee of the plan. Contributions are invested in one or more of eight mutual funds, expanded to eighteen funds as of October 1, 1997, administered by Comerica Bank, as selected by each employee.

Relationship with Independent Public Accountants

     The Board of Directors has reappointed Ernst & Young as independent accountants to audit the financial statements of the Company for the current fiscal year. One or more members of the firm of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will be available to respond to appropriate questions, and will be afforded the opportunity to make a statement.

Compliance With Section 16(a) of the Exchange Act

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and its executive officers and persons who own more than ten percent of the Company's equity securities are required to report ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and to furnish to the Company copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, and written representations of its directors and executive officers, the Company believes that during the fiscal year ended June 30, 1997 those filing requirements were met.

Concerning Other Matters Which May Come Before the Meeting

     At the meeting, reports will be received from the Officers of the Company relative to the operation, management and conduct of the Company during the fiscal year ended June 30, 1997, but it is not contemplated that there will be any vote in respect of any of said matters. Management is not aware of any other matters to be presented for action at the meeting. However, should any other matters requiring the vote of the Shareholders arise, the persons named in the enclosed form of Proxy will vote such Proxy according to their best judgment.

Proposals for 1998 Annual Meeting

     Shareholder proposals pursuant to Rule 14(a-8) promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than May 31, 1998 in order to be included in the Company's Proxy Statement and Form of Proxy for that meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

Concerning Expenses of Proxies Solicitation

     The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by mail, telegraph or telex, or by directors, officers and regular employees of the Company in person or by telephone. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the distribution of Proxy materials and to solicit Proxies from the banks, brokers and nominees at a cost not to exceed $4,500 plus reasonable out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Proxy Statement and the Annual Report to the beneficial owners of common stock of the Company.

     It is important that Proxies be returned promptly to assure that a quorum of the Company's shares be represented at the Annual Meeting. Shareholders whodo not expect to attend the meeting in person are urged to execute and return, without delay, the enclosed form of Proxy in the enclosed, stamped envelope.

                                   By Order of the Board of
                                   Directors

                                         W. T. ZurSchmiede, Jr., Secretary

Detroit, Michigan
September 26, 1997


P.S. Although not a part of the Proxy soliciting material, a copy of the Company's Annual Report for the fiscal year ended June 30, 1997 is enclosed herewith.

[ Form of Proxy -- Front ]

                             FEDERAL SCREW WORKS

The undersigned hereby constitutes and appoints W.T. ZurSchmiede, Jr. and F.D. Tennent or either of them, attorneys and proxies with full power of substitution to vote at the Annual Meeting of Shareholders of Federal Screw Works, to be held on Thursday, October 23, 1997, or at any adjournments thereof.

The shares represented by this proxy will be voted as directed. Unless authority is withheld, this proxy will be voted to elect as directors the nominees shown.

Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement dated September 26, 1997 and the Annual Report of Federal Screw Works to its shareholders for the year ended June 30, 1997. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

                  PLEASE VOTE, DATE, AND SIGN ON REVERSE AND
                  RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                          HAS YOUR ADDRESS CHANGED?

------------------------------------------------------------------------------
------------------------------------------------------------------------------
------------------------------------------------------------------------------

[ Form of Proxy -- Back ]

/ X /  PLEASE MARK VOTES
       AS IN THIS EXAMPLE
                                   For All   With-     For All
                                   Nominees  hold      Except        2.  To act in their discretion upon the transaction of
1.     Election of Directors:        /  /    /  /        /  /            such other business as may properly come before the
                                                                         meeting.
                     Hugh G. Harness
                     Thomas ZurSchmiede

       NOTE: If you do not wish your shares voted "For" a                FEDERAL SCREW WORKS
       particular nominee, mark the "For All Except" box
       and strike a line through the nominee. Your
       shares will be voted for the remaining Nominee.

       RECORD DATE SHARES:

Please be sure to sign and date this Proxy.   Date ____________          Mark box at right if address change has been noted
                                                                         on the reverse side of this card.  /  /
Shareholder sign here ____________ Co-owner sign here _________

DETACH CARD                                                              DETACH CARD